                                 [PEP BOYS LOGO]

Dear Stock Option Holder:

     Many of you may recall that stock option holders are entitled to vote on the proposals at our annual shareholders' meetings. In addition, as stock option holders, you also have certain rights to respond to tender offers for the Company's common stock.

     On December 6, 1993, the Company established a flexible employee trust (the "Flexitrust") which holds shares of Pep Boys common stock. The shares will be used to finance various existing employee compensation and benefit plans, including healthcare programs, savings and retirement plans and other benefit obligations. The Flexitrust will sell the repurchased stock to fund future employee benefit obligations at current stock prices. As of December 22, 1998, there were 2,232,500 shares held in the trust.

     As you may have heard, the Company has launched an issuer tender offer in which the Company has offered to purchase from shareholders approximately 15.7% of its outstanding common stock, as described in the enclosed materials. Each active employee who has outstanding stock options is entitled to direct the trustee of the Flexitrust as to how to respond to the Company's tender offer. Shares held in the Flexitrust will be sold into the tender offer in proportion to the instructions received from all option holders.

     By filling in the blanks in the attached Instruction Form and returning it to the trustee, you will be notifying the trustee as to whether the shares held in the Flexitrust should be sold into the tender offer and, if so, at what price. It is important for you to review these materials, fill in the blanks in the Instruction Form and mail your response in the envelope provided so that it is received by the trustee by January 18, 1999 (or, in the event the Offer is extended, four business days prior to the scheduled expiration date of the tender offer). Your prompt attention to this matter is greatly appreciated.


Thank you,



Frederick A. Stampone
Secretary

                       THE PEP BOYS - MANNY, MOE & JACK

                          Offer to Purchase for Cash
                  up to 10,000,000 Shares of its Common Stock
                     at a Purchase Price not Greater than
                     $16.00 nor less than $13.50 per Share

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  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 22, 1999, UNLESS THE OFFER IS EXTENDED.
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                               December 23, 1998

To All Pep Boys Stock Option Holders:

     Enclosed for your consideration are the Offer to Purchase dated December 23, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), setting forth an offer by The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the "Company"), to purchase up to 10,000,000 shares of its common stock, par value $1.00 per share (together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of December 5, 1997, between the Company and First Union National Bank, as Rights Agent, the "Shares"), at prices not greater than $16.00 nor less than $13.50 per Share, net to the seller in cash, without interest thereon, specified by tendering shareholders, upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer.

     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $16.00 nor less than $13.50 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 10,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the financing condition and proration and conditional tender provisions referred to below. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer. See Section 1 of the Offer to Purchase.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS CONDITIONED UPON THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

     FIRST UNION NATIONAL BANK (THE "TRUSTEE") IS THE HOLDER OF RECORD OF SHARES HELD IN THE PEP BOYS - MANNY, MOE & JACK FLEXITRUST (THE "FLEXITRUST"). AS SUCH, A TENDER OF SUCH SHARES CAN BE MADE ONLY BY THE TRUSTEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY THE TRUSTEE.

     The Trustee requires instructions as to whether you wish the Trustee to tender the Shares held by the Flexitrust and, if so, at what price, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

       1. You may instruct the Trustee to tender Shares at a price (in increments of $.125), which cannot be greater than $16.00 nor less than $13.50 per Share, as indicated in the attached Instruction Form, net to the Flexitrust in cash.

     2. The Offer is for a maximum of 10,000,000 Shares, constituting approximately 0% of the total Shares outstanding as of December 22, 1998. The Offer is conditioned upon the Company's having obtained sufficient financing to fund the Offer and pay all related fees and expenses. The Offer is subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

     3. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, January 22, 1999, unless the Offer is extended. Your instructions must be received by the Trustee by January 18, 1999 (or, in the event the Offer is extended, four business days prior to the scheduled expiration date) to permit the Trustee to submit a tender on the Flexitrust's behalf.

     4. As described in the Offer to Purchase, if at the expiration of the Offer, more than 10,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase Shares in the following order of priority:

          (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially as of the close of business on December 22, 1998, and who continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

          (ii) after purchase of all the foregoing Shares, all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other shares tendered unconditionally, at prices or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional shares); and

          (iii) if necessary, Shares conditionally tendered for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6 of the Offer to Purchase. See Section 1 of the Offer to Purchase for a discussion of proration.

     However, neither the "Odd Lot" purchase rule nor the conditional tender feature applies to Shares held by the Flexitrust.

       5. Tendering shareholders will not be obligated to pay any brokerage commissions or solicitation fees on the Company's purchase of Shares in the Offer if payment is made to the registered holder.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS, OR TO OPTION HOLDERS WITH RESPECT TO THE SHARES HELD IN THE FLEXITRUST, AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER, OR OPTION HOLDER WITH RESPECT TO SHARES HELD IN THE FLEXITRUST, MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     If you wish to have the Trustee tender the Shares held in the Flexitrust upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct the Trustee by completing, executing and returning to the Trustee the instructions below. An envelope to return your instructions to the Trustee is enclosed. You will have only one vote as to whether the Trustee should tender the Shares held in the Flexitrust. You will also have one vote as to what price the Trustee should sell the Shares into the Offer. The Trustee will tender that number of Shares held in the Flexitrust equal to the total number of such Shares multiplied by a fraction, the numerator of which is the number of Company Option Holders who affirmatively direct the Trustee to tender, and the denominator of which is the total number of Company Option Holders (including Option Holders who provide no instructions). With respect to the Shares to be tendered by the Trustee, the Trustee will select the prices at which the Shares will be tendered in proportion to the pricing instructions received from the Option Holders.

     YOUR INSTRUCTIONS MUST BE FORWARDED TO THE TRUSTEE IN AMPLE TIME TO PERMIT THE TRUSTEE TO SUBMIT A TENDER ON BEHALF OF THE FLEXITRUST BY THE EXPIRATION DATE OF THE OFFER.

     In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by Credit Suisse First Boston Corporation, the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                               INSTRUCTION FORM

                  WITH RESPECT TO OFFER TO PURCHASE FOR CASH
                    UP TO 10,000,000 SHARES OF COMMON STOCK
                      OF THE PEP BOYS - MANNY, MOE & JACK
                     AT A PURCHASE PRICE NOT GREATER THAN
                     $16.00 NOR LESS THAN $13.50 PER SHARE

     The undersigned acknowledge(s) receipt of the enclosed Offer to Purchase dated December 23, 1998, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by The Pep Boys - Manny, Moe & Jack (the "Company") to purchase up to 10,000,000 shares of its common stock, par value $1.00 per share (together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of December 5, 1997, between the Company and First Union National Bank, as Rights Agent, the "Shares"), at prices not greater than $16.00 nor less than $13.50 per Share, net to The Pep Boys - Manny, Moe & Jack Flexitrust (the "Flexitrust"), net to the seller in cash, without interest thereon, upon the terms and subject to the terms and conditions of the Offer.

     This will instruct the Trustee as to whether or not to tender to the Company the Shares held in the Flexitrust at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

/ / By checking this box, the undersigned instructs the Trustee to tender the Shares held in the Flexitrust.

/ / By checking this box, the undersigned instructs the Trustee NOT to tender the Shares held in the Flexitrust.

       PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.

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         CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO
          BOX IS CHECKED (EXCEPT AS PROVIDED IN THE ODD LOTS BOX AND
           INSTRUCTIONS BELOW), THERE IS NO VALID INSTRUCTION GIVEN.
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/ / $13.500     / / $14.125     / / $14.750     / / $15.375     / / $16.000
/ / $13.625     / / $14.250     / / $14.875     / / $15.500
/ / $13.750     / / $14.375     / / $15.000     / / $15.625
/ / $13.875     / / $14.500     / / $15.125     / / $15.750
/ / $14.000     / / $14.625     / / $15.250     / / $15.875


     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE OPTION HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

                                  SIGN HERE:

Date:---------------------------------------------------------------------------

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Signature(s)

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Name(s)

Address

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(Include Zip Code)

Area Code and Telephone No.

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Taxpayer Identification or Social Security No.

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